CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2018, relating to the financial statements and financial highlights of Clarkston Select Fund and Clarkston Fund, each a series of ALPS Series Trust, for the year ended September 30, 2018, and to the references to our firm under the headings “Independent Registered Public Accounting Firm”, “Information About the Selling Fund and Acquiring Fund”, and “Experts” in the Combined Proxy Statement/Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

December 26, 2018